EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136830 and No. 333-129336) and Form S-8 (No. 333-127803, No. 333-193214, No. 333-161246, No. 333-193214 and No. 333-205378), of our report dated March 28, 2019, relating to the consolidated financial statements of ENGlobal Corporation (which report expresses an unqualified opinion), appearing in this Annual Report (Form 10-K) for the year ended December 29, 2018.

/s/ Moss Adams LLP

Houston, Texas

March 28, 2019